Exhibit 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES ITS RESULTS

 FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2002

                Los Angeles, California, November 5, 2002 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”), today reported a net loss of $542,000 for the third quarter ended September 30, 2002, or $0.38 basic and diluted loss per share, as compared to net loss of $197,000 or $0.12 basic and diluted loss per share for the quarter ended September 30, 2001.

                The net loss for the first nine months of 2002 was $429,000, or $0.40 basic and diluted loss per share, compared to net income of $1.0 million, or $0.63 basic and $0.31diluted earnings per share, during the first nine months of 2001.  The per share results for the 2002 period include a $231,000 charge for amortization of the discount on the South Bay preferred stock recorded in connection with the South Bay acquisition.  The net loss, during the first nine months of 2002 compared to the net income for the first nine months of 2001, was primarily a result of narrower net interest margins, $1.5 million provision for loan losses during the third quarter and interest payments on the preferred stock of South Bay and on the Company’s junior subordinated deferrable interest debentures.  Despite narrower net interest margins, net interest income increased by 52.2% from $7.3 million to $11.1 million during the first nine months of 2002 due to a greater volume of earning assets as a result of the South Bay acquisition.

                Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and South Bay, commented, “During the third quarter, we completed a thorough review of the loan portfolios at both banks.  As a result, we reduced the level of non-performing assets in the Company and primarily at South Bay Bank, by charging off $2.1 million of non-performing assets.  We believe that we will be successful in recovering some of the amount charged-off, but over an extended period of time.”

                He continued, “Total non-accrual loans have been reduced by $2.7 million or 34.0% from $8.0 million at June 30, 2002 to $5.3 million at September 30, 2002 as result of collection activities and charge-offs.  We believe that the remaining non-accrual loans are well secured.  We also foreclosed on a property, valued at approximately $1.0 million, which is recorded as Other Real Estate Owned (“OREO”).  We believe this property has little risk of loss associated with it.

                “Our capital ratios remain well above required regulatory levels.  We anticipate that during the fourth quarter the Company will expand its capital base through a private placement.  Also, during the third quarter, we continued reducing higher cost deposits, such as certificates of deposit greater than $100,000 which have been reduced from $62.0 million at December 31, 2001 to $42.5 million at September 30, 2002 while increasing lower cost deposits. Accordingly, NOW accounts have grown from December 31, 2001 to September 30, 2002 by $4.0 million, money market accounts increased by $9.5 million and savings deposits increased by $7.7 million.  In addition, higher cost borrowings have been reduced from $20.5 million to $9.2 million further reducing funding costs.  Our loan portfolio grew to $264.5 million during the third quarter, up from $256.2 million at June 30, 2002.  While the first nine months have been challenging, we believe these steps will help position the Company to return to profitability in future quarters.”

Shareholders’ Equity

                Shareholders’ equity increased 9.8% to $25.1 million at September 30, 2002 as compared to $22.8 million at September 30, 2001 and decreased slightly from the quarter ended June 30, 2002.  The decline from June 30, 2002 is related to the loss mentioned above.

                At September 30, 2002, the Company had  federal net operating loss carryforwards (NOLs) of $17.3  million, which begin to expire in 2009 and an alternative minimum tax credit of $297,000, which may be carried forward indefinitely.  The Company has a deferred tax asset of $6.1 million representing the benefit of the NOLs.  Prior to the acquisition of South Bay, the Company had a valuation allowance recorded against the deferred tax asset resulting in a net carrying value of zero.

Assets and Liabilities

                Total assets at September 30, 2002 were $349.2 million compared to $360.6 million at June 30, 2002.  The decline in total assets was due in part to the restructuring of the deposit base and $8.5 million decrease in borrowings.  The decline in assets was partially offset by an $8.3 million increase in loans outstanding as compared to June 30, 2002.  On the liability side of the balance sheet, relatively high cost certificates of deposit continued to decline as a part of management’s efforts to orchestrate a change in the composition and reduce the cost of the Company’s funding base, while both demand deposits and savings deposits increased as compared to June 30, 2002.

Interest and Operating Income

                During the third quarter of 2002, total interest income increased 49.5% to $4.9 million from $3.3 million during the third quarter of 2001 and remained approximately the same as the second quarter ended June 30, 2002. The increase is related to the acquisition of South Bay.

                Total other operating income increased 27.1% to $1.0 million from $814,000 for the nine months ended September 30, 2002 as compared to the same period in 2001.

                The net interest margin increased slightly to 4.66% during the third quarter of 2002, up from 4.61% during the second quarter of 2002.

Operating Expenses

                Other operating expenses decreased by 10.8% or $369,000 during the quarter ended September 30, 2002 as compared to the quarter ended June 30, 2002.  The decrease was primarily due to the reduction in expenses related to the conversion of the operating system and personnel expense.  We anticipate that as a result of the new operating system, efficiency will continue to improve in future quarters.  The operating expense ratio also improved to 3.36% at September 30, 2002 declining from 3.80% at June 30, 2002.  The efficiency ratio improved to 73.79%.

Credit Quality

                Total non-performing assets, including “OREO”, decreased to $6.4 million at September 30, 2002 from $8.0 million at June 30, 2002, primarily as a result of the $2.1 million of charged-off loans mentioned previously.

                The Company’s allowance for loan and lease losses decreased to $4.8 million or 1.80% of total loans at September 30, 2002 a decline from $5.4 million or 2.10% of total loans at June 30, 2002.

                This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001.

                National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Encino, Century City, El Segundo and Torrance, California.  The banks offers a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

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National Mercantile Bancorp

September 30, 2002 — FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED FINANCIAL
CONDITION DATA (Unaudited):	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,
	2002	2002	2002	2001	2001	2000
Cash and Due from Banks	$19,971	$20,619	$21,609	$12,688	$10,525	$7,897
Federal Funds Sold and Securities Purchased under Agreements to Resell	14,040	35,495	34,595	39,405	43,950	19,700
Investment Securities-AFS, at Fair Value	30,505	29,583	30,111	41,627	42,615	64,417
Loans
Commercial	224,751	216,051	215,852	222,882	97,611	104,960
Real Estate Construction and Land	31,962	31,997	30,765	30,811	3,500	1,890
Consumer and Others	8,055	8,301	8,791	8,795	3,588	3,729
Deferred Loan Fees, Net	(255)	(151)	(102)	(520)	(188)	(331)
Total	264,513	256,198	255,306	261,968	104,511	110,248
Allowance for Credit Losses	(4,756)	(5,374)	(5,449)	(6,541)	(2,901)	(2,597)
Net Loans	259,757	250,824	249,857	255,427	101,610	107,651
Intangible Assets	5,541	5,616	5,616	5,616	—	—
Other Assets	19,425	18,453	18,447	19,602	5,337	5,178
Total Assets	$349,239	$360,590	$360,235	$374,365	$204,037	$204,843
Deposits
Demand, Non-interest Bearing	$102,916	$99,817	$100,674	$114,645	$63,794	$59,935
NOW	27,243	27,406	28,424	23,425	11,241	9,004
MMDA	49,514	54,763	46,618	40,033	39,736	32,351
Savings	38,800	36,225	36,206	31,184	1,483	1,144
Time Certificates > $100	42,585	43,442	49,291	62,085	27,824	25,865
Time Certificates < $100	36,329	37,409	42,091	37,768	4,177	6,248
Total Deposits	297,387	299,062	303,304	309,140	148,255	134,547
Securities Sold under Agreements to Repurchase and Other Borrowed Funds	9,180	17,473	13,517	20,596	16,000	47,500
Other Liabilities	2,177	3,087	2,685	3,963	1,947	2,093
Guaranteed Preferred Beneficial Interests in Company’s Junior Subordinated Debt	14,526	14,522	14,517	14,513	15,000	—
Minority Interest in Preferred Stock of South Bay Bank	907	827	755	676	—	—
Shareholders’ Equity	24,798	25,391	25,520	25,421	22,448	21,239
Accumulated Other Comprehensive Gain (Loss)	264	228	(63)	56	387	(536)
Total Liabilities and Stockholders’ Equity	$349,239	$360,590	$360,235	$374,365	$204,037	$204,843

Average Quarterly Assets	$354,135	$358,928	$361,435	$204,308	$202,510	$196,512
Regulatory Capital-Tier I	$21,964	$22,063	$19,547	$19,562	$29,930	$21,239
Non-Performing Assets
Non-Accrual Loans	$5,276	$8,040	$5,716	$7,807	$2,178	$683
Loans 90 Days P/D & Accruing	85	—	—	642	—	—
OREO and Other Non-perfoming Assets	1,000	—	968	953	—	—
Total Non-Performing Assets	$6,361	$8,040	$6,684	$9,402	$2,178	$683

SELECTED STATEMENT OF
FINANCIAL CONDITION
RATIOS:	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001	September 30, 2001	December 31, 2000

Loans to Deposits Ratio	88.95%	85.67%	84.17%	84.74%	70.49%	81.94%
Ratio of Allowance for Loan Losses to:
Total Loans	1.80%	2.10%	2.13%	2.50%	2.78%	2.36%
Total Non-Performing Assets	74.77%	66.84%	81.52%	69.57%	133.20%	380.23%
Earning Assets to Total Assets	88.49%	89.10%	88.83%	92.30%	94.81%	96.22%
Earning Assets to Interest-Bearing Liabilities	151.76%	148.25%	148.05%	160.65%	192.56%	161.41%
Capital Ratios Holding Company:
Total Risk-Based Capital	11.62%	11.49%	12.38%	11.53%	31.92%	18.26%
Tier 1 Risk-Based Capital	8.09%	8.02%	7.49%	6.85%	24.50%	17.00%
Tier 1 Leverage	6.52%	6.38%	5.78%	5.55%	14.79%	10.73%
Risk Weighted Assets	$276,261	$271,343	$271,941	$285,500	$122,154	$124,958
Book Value per Share (1) (2)	$6.67	$6.87	$6.80	$6.82	$7.06	$6.52
Total Shares Outstanding (2)	3,136,927	3,130,527	3,125,027	3,124,627	3,123,665	3,088,275

(1) Includes the effect of dilutive options and warrants.

(2) Includes assumed conversion of currently convertible Series A preferred stock into common stock

National Mercantile Bancorp

September 30, 2002 — FINANCIAL SUMMARY

($ in 000’s, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:
(Unaudited)

	Third Quarter 2002	Second Quarter 2002	First Quarter 2002	Fourth Quarter 2001	Third Quarter 2001

QUARTERLY DATA:
Interest Income	$4,869	$4,937	$5,001	$3,299	$3,256
Interest Expense	1,116	1,209	1,299	731	811
Net Interest Income before Provision for Loan Losses	3,753	3,728	3,702	2,568	2,445

Provision for Loan Losses	1,525	150	150	67	450
Net Interest Income after Provision for Loan Losses	2,228	3,578	3,552	2,501	1,995

Net gain on Sale of Securities Available-for-Sale	—	—	—	136	92
Gain on Sale of OREO and Fixed Assets	—	—	—	20	—
Other Operating Income	353	286	394	263	187
Other Operating Expense	3,030	3,399	3,281	2,380	2,100
Net Income before Provision for Minority Interest and Income Taxes	(449)	465	665	540	174

Minority interest in income of:
Preferred stock of South Bay Bank, N.A.	53	106
Junior subordinated deferrable interest debentures	380	389	384	393	329
Net Income before Provision for Income Taxes	(882)	(30)	281	147	(155)
Provision for Income Taxes	(340)	32	106	3	42
Net Income	$(542)	$(62)	$175	$144	$(197)

Basic Earnings (Loss) Per Share (1)	($0.38)	($0.08)	$0.06	$0.09	($0.12)
Diluted Earnings (Loss) Per Share	($0.38)	($0.08)	$0.04	$0.04	($0.12)
Weighted Avg Common Shares O/S (3)	1,637,991	1,631,451	1,627,166	1,622,974	1,621,751
Return on Quarterly Average Assets	—0.60%	—0.07%	0.19%	0.29%	—0.40%
Return on Quarterly Average Equity	—8.46%	—0.97%	2.76%	2.46%	—3.62%
Net Interest Margin — Avg Earning Assets	4.66%	4.61%	4.56%	5.34%	5.24%
Operating Expense Ratio	3.36%	3.80%	3.60%	4.72%	4.26%
Efficiency Ratio	73.79%	84.68%	80.10%	79.68%	77.09%

Quarterly operating ratios are annualized.

FOR THE NINE MONTHS ENDED SEPTEMBER 30:
				2002	2001
Interest Income				$14,807	$10,492
Interest Expense				3,624	3,145
Net Interest Income before Provision for Loan Losses				11,183	7,347

Provision for Loan Losses				1,825	450
Net Interest Income after Provision for Loan Losses				9,358	6,897

Net Gain (Loss) on Sale of Securities Available-for-Sale				—	238
Other Operating Income				1,035	576
Other Operating Expense				9,712	6,281
Net Income (Loss) Before Minority Interest and Provision for Income Taxes				681	1,430
Minority interest in the income of:
Preferred stock of South Bay Bank, N.A.				159	—
Junior subordinated deferrable interest debentures				1,153	329
Net Income (Loss) Before Provision for Income Taxes				(631)	1,101
Provision for Income Taxes				(202)	89
Net Income (Loss)				$(429)	$1,012

Basic Earnings (Loss) Per Share (1)				($0.40)	$0.63
Diluted Earnings (Loss) Per Share (2)				($0.40)	$0.31
Weighted Avg Common Shares O/S (3) (4)				1,632,242	1,603,365
Return on Average Assets				-0.16%	0.69%
Return on Average Equity				-2.25%	6.05%
Net Interest Margin — Avg Earning Assets				4.61%	5.08%
Operating Expense Ratio				3.59%	4.12%
Efficiency Ratio				79.49%	80.20%

(1) The 2002 period is based upon income available to common shareholders (net income less accretion of discount on preferred stock from beneficial conversion rights of $80,000 and $231,000 for the three months and nine months ended September 30, 2002).

(2) Common share equivalents were anti-dilutive for the three months and six months ended September 30, 2002. The weighted  average number of common shares and common share equivalents outstanding used in computing diluted earnings per share for the nine months ended September 30, 2001 was 3,232,543.

(3) Shares used to compute Basic Earnings (Loss) per share.

(4) Increase from previous periods is due to issuance of Common Stock and conversion of Preferred Stock into Common Stock.